Exhibit 99.1

Press Release
March 26, 2013
7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Announces Early Settlement of Previously Announced Tender Offer for its 6¾% Senior Notes Due 2015

FORT WAYNE, INDIANA, March 26, 2013 — Steel Dynamics, Inc. (the “Company”) (NASDAQ/GS: STLD) announced today that as of 5:00 p.m., New York City time, on March 25, 2013 (the “Early Tender Deadline”), it had received tenders and related consents from holders of $301,694,000 in aggregate principal amount of its 6¾% Senior Notes due 2015 (the “2015 Notes”), representing approximately 60.34% of the outstanding 2015 Notes, in connection with the Company’s previously announced cash Tender Offer.

Based upon the principal amount of 2015 Notes tendered to date, the Company will recognize pre-tax charges, consisting of tender premiums and the write-off of non-cash deferred bond fees, estimated at $2 million.

As result of the receipt of the requisite consents the Company intends to enter into the supplemental indenture with Bank of New York Mellon Trust Company as trustee, effecting the proposed amendments to the indenture dated as of April 3, 2007, as supplemented and amended, governing the 2015 Notes (the “2015 Note Indenture”), which shorten the advance notice period required for the Company to redeem any of the 2015 Notes from 30 days to three business days prior to the redemption date.  The proposed amendments however will become operative only when the validly tendered notes are accepted for payment by the Company pursuant to the terms of the Tender Offer.  In accordance with the terms of the Tender Offer, tendered 2015 Notes may no longer be withdrawn and delivered consents may not be revoked unless the Company makes a material change to the terms of the Tender Offer or is otherwise required by law to permit withdrawal or revocation.  The terms of the Offer are described in the Offer to Purchase and Consent Solicitation Statement dated March 12, 2013 (the “Offer to Purchase”), and a related Letter of Transmittal and Consent (the “Letter of Transmittal”), which have been sent to holders of the 2015 Notes.

The Company currently expects to make payments with respect to any 2015 Notes accepted for purchase on or about March 26, 2013, subject to the satisfaction or waiver of the conditions specified in the Offer to Purchase.  For each $1,000 principal amount of 2015 Notes tendered on or before the Early Tender Deadline, the Company will pay $1,003.75 plus accrued and unpaid interest.

The Company has engaged BofA Merrill Lynch, Goldman, Sachs & Co. and J.P. Morgan as dealer managers for the Tender Offer.  Persons with questions regarding the Offer should contact BofA Merrill Lynch at (888) 292-0070 (toll-free) or (980) 387-3907 (collect), Goldman, Sachs & Co. at (800) 828-3182 (toll-free) or (212) 357-0345 (collect) or J.P. Morgan at (800) 245-8812 (toll-free) or (212) 270-1200 (collect).  Requests for copies of the Offer to Purchase or the Letter of Transmittal may be directed to D. F. King & Co., Inc., the information agent for the Offer, at (800) 290-6427 (toll-free) or (212) 269-5550 (banks and brokers).

This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to purchase with respect to any of the 2015 Notes.  The Tender Offer is being made solely pursuant to the Offer to Purchase and accompanying Letter of Transmittal which sets forth the complete terms of the Tender Offer which Holders of the 2015 Notes should read carefully.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This press release contains certain predictive statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These include statements regarding the Tender Offer, payments thereunder and results therefrom.  These statements are based on the Company’s current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause the Company’s actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

More specifically, we refer you to SDI’s detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K or in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov.

Forward-looking or predictive statements we make are based upon information and assumptions, concerning our businesses and the environments in which they operate, which we consider reasonable as of the date on which these statements are made.  Due to the foregoing risks and uncertainties however, as well as, matters beyond our control which can affect forward-looking statements, you are cautioned not to place undue reliance on these predictive statements, which speak only as of the date of this press release.  We undertake no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:  Theresa E. Wagler, Executive Vice President and Chief Financial Officer—+1.260.969.3500